Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Matthew Thompson	Bill Dembereckyj
	Chief Financial Officer	Chief Financial Officer
	(972) 308-6830	(214) 574-2328
	mthompson@anci-care.com	bill.dembereckyj@healthsmart.com

American CareSource and HealthSmart Announce Management Services Agreement
Strategic partnership strengthened by three-year arrangement

DALLAS, Oct. 2, 2014 — American CareSource Holdings, Inc. (NASDAQ: ANCI), the parent company of Ancillary Care Services, today announced a three-year agreement with HealthSmart Preferred Care II, L.P., to manage and operate Ancillary Care Services’ private network of more than 4,800 ancillary service providers at more than 33,000 sites nationwide.

Ancillary Care Services (“ACS”) has been a significant ancillary network solution for HealthSmart since 2005. The two companies have historically partnered to provide over a million member lives access to the network’s superior discounts. In addition, the companies have most recently worked together on additional lines of business, including secondary group health, workers’ compensation, and auto liability networks.

Under the arrangement, most of the ACS employees dedicated to the ancillary network are expected to join HealthSmart. This partnership should improve combined network administration and generate cost savings.

“We have had a longstanding relationship with HealthSmart, and this is a very natural next step,” said Dr. Richard W. Turner, American CareSource Chairman and CEO. “We are confident that the HealthSmart team can help us continue our mission of ensuring that members will benefit from a wide array of ancillary services and specialty care programs while simultaneously saving on healthcare costs and administrative expenses.”

Tom Kelly, CEO of HealthSmart, welcomed the partnership and remarked, “Outpatient and ancillary services provide a significant opportunity for pricing transparency and real savings for members and customers.”

The ACS network of providers offers services in 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments.

About HealthSmart
For more than 40 years, HealthSmart has offered a wide array of customizable and scalable health plan solutions for self-funded employers. HealthSmart’s comprehensive service suite addresses individual health from all angles. This includes claims and benefits administration, provider networks, pharmacy benefit management services, business intelligence, onsite employer clinics, care management, a variety of health and wellness initiatives and web-based reporting. The Company's headquarters is in Irving, Texas, with regional hubs throughout the country. HealthSmart’s mission is to improve member health and reduce healthcare costs.

About American CareSource Holdings, Inc.
American CareSource Holdings is the owner and operator of a growing chain of urgent care centers located in the southeastern United States, including Georgia, Florida and Alabama. American CareSource strives to improve access to quality medical care by offering extended hours and weekend service and also by accepting patients by appointment and on a walk-in basis. The centers offer a broad range of medical services falling within the classification of urgent care, primary care, family practice and occupational medicine. We offer non-emergent, outpatient medical care for the treatment of acute, episodic, and some chronic medical problems such as colds, flu, ear infections, hypertension, asthma, and pneumonia. In addition, the centers treat minor injuries, perform minor surgeries and conduct diagnostic tests, such as x-rays and drug tests. The Company’s centers will provide consumers with alternatives to address challenges created by limited access to care and rising healthcare costs. The Company also owns a national network of ancillary care providers that includes approximately 4,800 ancillary service providers and approximately 33,000 sites. For additional information, please visit www.anci-care.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the companies’ plans, objectives and expectations for future operations, projections of the companies’ future operating results or financial condition, and expectations regarding the healthcare industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the ability to attract or maintain patients, clients or providers or achieve financial results, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement including without limitation to the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including economic downturns and increases in unemployment), lower than anticipated demand for services, pricing, market acceptance or preference, the ability to integrate with clients, consolidation in the industry that affect the companies’ key clients, changes in the business decisions by significant clients, term expirations of contracts with significant clients, possible termination of relationships with significant clients, increased competition, decisions by service providers in the networks to terminate their agreements, the ability to maintain a network of ancillary service providers that is adequate to generate significant claims volume, increased competition in the ancillary network business from major carriers, increased competition from cost containment vendors and solutions, the inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company’s periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the companies undertakes no obligation to update or revise these forward-looking statements.